EXHIBIT 99.1
                                                                    ------------

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
---------------------


         SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES THIRD QUARTER RESULTS AND INCREASES QUARTERLY DISTRIBUTION TO $0.5875 PER COMMON UNIT

WHIPPANY, N.J., JULY 24, 2003 - Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas and related products and services nationwide, today announced its results for the third quarter ended June 28, 2003. The Partnership also announced the seventh increase in its quarterly distribution from $0.5750 to $0.5875 per Common Unit -- $2.35 per Common Unit annualized. The increased distribution will be payable on August 12, 2003, to Common Unitholders of record as of August 5, 2003.

Consistent with the seasonal nature of the propane industry, the Partnership typically experiences a net loss in the third quarter. For the third quarter of fiscal 2003, Suburban's net loss was $11.9 million, or $0.47 per Common Unit, compared to a net loss of $11.0 million, or $0.44 per Common Unit, for the third quarter of fiscal 2002. Earnings before interest, taxes, depreciation and amortization ("EBITDA") amounted to $3.2 million in the third quarter of fiscal 2003, compared to $4.5 million for the prior year period.

Retail gallons sold increased 2.9 million gallons, or 3.3%, to 89.6 million gallons in the fiscal 2003 third quarter, compared to 86.7 million gallons in the prior year period. The increase in retail volumes is primarily attributable to cooler temperatures that extended well into the spring, particularly in the Northeast and Mid-Atlantic regions of the country.

Revenues increased $8.6 million, or 6.3%, to $146.2 million for the three months ended June 28, 2003, compared to $137.6 million in the prior year quarter. The increase in revenues is primarily the result of an increase in average selling prices in line with the significant increase in product costs compared to the prior year quarter, coupled with the aforementioned increase in retail sales volumes.

Combined operating and general and administrative expenses of $69.7 million increased $1.1 million, or 1.6%, compared to the prior year quarter of $68.6 million. Operating expenses in the fiscal 2003 third quarter included a $0.1 million unrealized gain attributable to the mark to market on derivative instruments ("FAS 133"), compared to a $1.0 million unrealized loss in the prior year quarter attributable to FAS 133. Offsetting the impact of FAS 133, combined operating and general and administrative expenses increased $2.2 million compared to the prior year quarter. The increase was primarily attributable to higher bad debt expense and vehicle costs (primarily fuel costs) reflecting increased business activity throughout the fiscal 2003 winter heating season, a higher commodity price environment and general economic conditions, as well as higher pension and insurance costs.

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In  announcing  these  results,  President and Chief  Executive  Officer Mark A.
Alexander said, "In addition to achieving solid results for the quarter, we took additional steps to further strengthen our balance sheet with the successful completion of our follow-on equity offering of approximately 2.6 million Common Units. We used the net proceeds from the offering of $72.4 million, in combination with our strong cash flow from operations, to pay down debt of approximately $88.5 million in a conscious effort to reduce our leverage. With these accomplishments, we are also pleased to announce yet another increase in our quarterly distribution, our seventh increase in four years. This history of steady distribution increases is proof of our commitment to providing continued value and growth opportunities to our Unitholders."

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves approximately 750,000 residential, commercial, industrial and agricultural customers through more than 320 customer service centers in 40 states.

Company contact:  Robert M. Plante
                  Vice President - Finance
                  (973) 503-9252



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


                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
       FOR THE THREE AND NINE MONTHS ENDED JUNE 28, 2003 AND JUNE 29, 2002
                     (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                   (UNAUDITED)


                                                                       THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                 JUNE 28, 2003     JUNE 29, 2002     JUNE 28, 2003     JUNE 29, 2002
                                                                 -------------     -------------     -------------     -------------

Revenues
  Propane ...................................................      $ 126,144         $ 115,571         $ 577,006         $ 482,166
  Other (a) .................................................         20,027            22,064            69,069            73,220
                                                                   ---------         ---------         ---------         ---------
                                                                     146,171           137,635           646,075           555,386

Costs and expenses
  Cost of products sold .....................................         73,325            64,444           314,213           241,033
  Operating .................................................         61,193            60,589           190,211           177,996
  General and administrative ................................          8,534             8,053            27,704            23,369
  Depreciation and amortization .............................          6,717             7,048            20,490            21,379
  Gain on sale of storage facility ..........................           --                --                --              (6,768)
                                                                   ---------         ---------         ---------         ---------
                                                                     149,769           140,134           552,618           457,009

(Loss) / income before interest expense and provision
  for income taxes ..........................................         (3,598)           (2,499)           93,457            98,377
Interest expense, net .......................................          8,480             8,339            26,212            26,373
                                                                   ---------         ---------         ---------         ---------

(Loss) / income before provision for income taxes ...........        (12,078)          (10,838)           67,245            72,004
(Benefit) / provision for income taxes ......................            (64)              190               103               518
                                                                   ---------         ---------         ---------         ---------
(Loss) / income from continuing operations ..................        (12,014)          (11,028)           67,142            71,486
Discontinued operations:
  Gain on sale of customer service centers ..................             79              --               2,483              --
                                                                   ---------         ---------         ---------         ---------

Net (loss) / income .........................................      $ (11,935)        $ (11,028)        $  69,625         $  71,486
                                                                   =========         =========         =========         =========

General Partner's interest in net (loss) / income ...........      $    (320)        $    (281)        $   1,755         $   1,482
                                                                   ---------         ---------          ---------         ---------
Limited Partners' interest in net (loss) / income ...........      $ (11,615)        $ (10,747)        $  67,870         $  70,004
                                                                   =========         =========         =========         =========

(Loss) / income from continuing operations per unit - basic .      $   (0.47)        $   (0.44)        $    2.65         $    2.84
                                                                   =========         =========         =========         =========
Net (loss) / income per unit - basic ........................      $   (0.47)        $   (0.44)        $    2.74         $    2.84
                                                                   =========         =========         =========         =========
Weighted average number of units outstanding - basic ........         24,918            24,631            24,727            24,631
                                                                   ---------         ---------         ---------         ---------

(Loss) / income from continuing operations per unit - diluted      $   (0.47)        $   (0.44)        $    2.64         $    2.84
                                                                   =========         =========         =========         =========
Net (loss) / income per unit - diluted ......................      $   (0.47)        $   (0.44)        $    2.74         $    2.84
                                                                   =========         =========         =========         =========
Weighted average number of units outstanding - diluted ......         24,918            24,631            24,793            24,665
                                                                   ---------         ---------         ---------         ---------


Supplemental Information:
EBITDA (b) ..................................................      $   3,198         $   4,549         $ 116,430         $ 119,756
Retail gallons sold .........................................         89,600            86,730           412,490           379,309



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(a)  Other revenues  principally  represent  amounts generated from the sales of appliances, parts and related services.

(b) EBITDA represents income before deducting interest expense, income taxes, depreciation and amortization. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our common units. Moreover, our senior note agreements and our revolving credit agreement require us to use EBITDA in calculating our leverage and interest coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA, as determined by us, excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies. The following table sets forth (i) our calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net cash provided by operating activities:





                                                                       THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                 JUNE 28, 2003     JUNE 29, 2002     JUNE 28, 2003     JUNE 29, 2002
                                                                 -------------     -------------     -------------     -------------

Net (loss) / income .........................................      $ (11,935)        $ (11,028)        $  69,625         $  71,486
Add:
  (Benefit) / provision for income taxes ....................            (64)              190               103               518
  Interest expense, net .....................................          8,480             8,339            26,212            26,373
  Depreciation and amortization .............................          6,717             7,048            20,490            21,379
                                                                   ---------         ---------         ---------         ---------
EBITDA ......................................................          3,198             4,549           116,430           119,756
                                                                   ---------         ---------         ---------         ---------
Add / (subtract):
  Benefit / (provision) for income taxes ....................             64              (190)             (103)             (518)
  Interest expense, net .....................................         (8,480)           (8,339)          (26,212)          (26,373)
  (Gain) / loss on disposal of property,
    plant and equipment, net.................................           (166)               63              (486)             (213)
  Gain on sale of customer service centers ..................            (79)             --              (2,483)             --
  Gain on sale of storage facility ..........................           --                --                --              (6,768)
  Changes in working capital and other assets
    and liabilities .........................................         51,020            33,823           (18,223)          (19,856)
                                                                   ---------         ---------         ---------         ---------
Net cash provided by operating activities ...................      $  45,557         $  29,906         $  68,923         $  66,028
                                                                   =========         =========         =========         =========

